EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, relating to the financial statements and financial tables of Telefonaktiebolaget LM Ericsson, which appears in Telefonaktiebolaget LM Ericsson’s Annual Report on Form 20-F for the year ended December 31, 2004.

/s/ PRICEWATERHOUSECOOPERS AB

PricewaterhouseCoopers AB

Stockholm, Sweden

June 20, 2005